Atomera Briefing – July 2016 Scott Bibaud President and CEO 1 Issuer Free Writing Prospectus Filed Pursuant to Rule 433(d) Registration No . 333 - 212353 July 8, 2016

2 Note Regarding Forward - Looking Statements This document contains forward - looking statements concerning Atomera Incorporated (““ Atomera ,” the “Company,” “we,” “us,” and “our”). The words “believe,” “may,” “will,” “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect” and similar expr ess ions that convey uncertainty of future events or outcomes are intended to identify forward - looking statements. These forward - looking statements include, but are not limited to, statements concerning the following: • our future financial and operating results; • our intentions, expectations and beliefs regarding anticipated growth, market penetration and trends in our business; • the timing and success of our plan of commercialization; • our ability to operate our royalty - based business model; • our ability to have our technology solutions gain market acceptance; • our ability to maintain, protect and enhance our intellectual property; • the effects of increased competition in our market and our ability to compete effectively; and • our expectations concerning our relationships with potential customers, partners and other third parties. These forward - looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “Risk Factors” section of the Registration Statement on Form S - 1 filed by Atomera with the Securities and Exchange Commission on June 30, 2016. In light of these risks, uncertainties and assumptions, the fo rw ard - looking events and circumstances discussed in this document may not occur and actual results could differ materially and adversely fr om those anticipated or implied in our forward - looking statements. You should not rely upon forward - looking statements as predictions of future events. Although we believe th at the expectations reflected in our forward - looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and ci rcumstances described in the forward - looking statements will be achieved or occur. This document contains only basic information concerning Atomera . Because it is a summary it does not contain all of the information you should consider before investing. The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communicat ion relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information ab out the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov . Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling National Securities Corporation toll - free at 1 - 800 - 742 - 7730.

Investment Overview Mears Silicon Technology (MST) is a platform technology Improves electron mobility, resulting in significant power savings Can also enable smaller circuit sizes and improved production yields We have a capital - light business model Highly leverageable licensing strategy Strong and growing patent portfolio to support our licensing activities After 15 years and $ 70M , we are at an inflection point with customers We are in process qualification programs with large semiconductor companies We have engaged with several industry leaders to help us bring MST to market We have a strong team to take us to commercialization CEO ran $1B+ divisions at Broadcom and Altera Founder/CTO co - invented the erbium - doped fiber amplifier (enabling broadband) 3

0 1,000 2,000 3,000 4,000 5,000 6,000 7,000 8,000 2004 90nm 2006 65nm 2008 45nm 2010 32nm 2012 22nm Fab Investment Process Development Cost ($M) The skyrocketing cost of new nodes 4 Atomera’s Opportunity MST can deliver a half - node to a full node of benefits to manufacturers Allows them to stay in depreciated fabs Saves on new process development Cost to implement MST is tiny in comparison to developing a new node Process development/licensing is ~$10M Fab equipment upgrades cost ~$30 - 50M A new fab to get similar benefits costs billions MST may deliver capabilities not available elsewhere Power/performance levels may enable new applications in memory, systems Potentially solves problems with geometries smaller than 22 nm MST Alternative Source : McKinsey & Co, “On Semiconductors”

Potential Benefits • Improved Efficiency • Improved performance at same power consumption • Same performance at lower power consumption • Reduced Die Size • Lower power needs • Lower bottom line cost • Improved Yield • Less waste • Easier design parameters 5 MST Technology

6 MST’s Potential Benefits • Overall Improved Efficiency : Smartphone • 45% - 52% added battery life (depending on usage) • Increased cost to add MST expected to be insignificant to total phone cost • Opportunity to increase performance instead of saving power • Reduced Die Size : Power Management IC • Die size reduction of 15 - 21% • Lower power draw • Lower total cost per device • Product Enablement : Mobile DDR Memory • Could create a whole new class of memory for mobile devices • Would enable low - power wearables and Internet - of - Things devices • May provide significant improvements to standby power Sources: Smartphone power consumption papers (Carrol & Geisser ) 3 rd party consultant simulations Atomera analysis

7 Semiconductor Ecosystem Process Development Wafer Fabrication Chip Makers / Sellers Equipment Manufacturers Foundries Integrated Device Manufacturers (IDM) Fabless Vertically Integrated (VI) Firms Supporting Ecosystem Players Semiconductor Tool Manufacturers Electronic Design Tools

8 Addressable Market Category 2018 Projected TAM (million wafers) 1 2018 Projected TAM (millions) 2 Digital Logic (Lagging) 10.5 $460 Digital Logic (Leading) 8 $576 Digital Processors 3 $270 Digital Memory (DRAM) 22 $1,023 Digital Memory (Flash) 23 $1,070 Analog 8 $278 1 Source: VLSI Research 2012, IC Knowledge 2011 2 Calculated based on midpoint of potential royalty and wafer price ranges based on Atomera estimates (300 mm equivalent wafe rs)

9 Initial Customers and Partners Asian Analog IDM (Parent has $10+ Billion in Sales): Early commercial negotiations High - Performance power management and audio processing Completion of MST evaluation expected as early as end of 2016 US Analog / Digital IDM ($1+ Billion in Sales): In product evaluation Power management IC (Large business segment) Completion of MST evaluation expected as early as 2017 Engagements underway with other business segments Asian Foundry ($1+ Billion in Sales): In commercial negotiations First product focus area is analog and power management ICs In negotiations to jointly market Atomera technology to customers worldwide Initial Partners Value Three key providers of EPI processing tools Enables customers to quickly adopt MST Market leading provider of E lectronic Design Tools (EDA) Speeds up qualification and time to revenue Specialty wafer fabrication facility Development/test partner for MST technology Initial Customers

Management and Board

atomera

Scott Bibaud	Dr. Robert Mears	Erwin Trautmann
President, CEO & Director	CTO & Founder	EVP Bus Dev and Director
▪ Spent the last 23 years growing large, successful semiconductor businesses ▪ SVP/GM - Altera's $1.2B Communication division ▪ EVP/GM - Broadcom's Mobile Platforms Group ▪ B.S., Electrical Engineering, Rensselaer Polytechnic Inst. ▪ M.B.A., Harvard Business School ▪ Joined Atomera in October 2015	▪ Pioneer in nanoscale material science /engineering ▪ In the late 1980s, expanded bandwidth of fiber optic cable by co-inventing the Erbium Doped Fiber Amplifier ▪ B.A. / M.A., Physics, Oxford University ▪ Ph.D., Physics, University of Southampton ▪ Emeritus Fellow, Pembroke College, University of Oxford ▪ Founded Atomera in 2001	▪ 30+ years in semiconductor space, with Fortune 500 executive experience ▪ SVP - KLA-Tencor, the leading supplier of Yield Enhancement Solutions ▪ VP - Texas Instruments (TI); P&L responsibility for product lines with sales of $1.6B+ ▪ B.S., Chemical Engineering, FH Mannheim, Germany ▪ Joined Atomera in September 2011

John Gerber	Dr. Rinn Cleavelin	Rolf Stadheim
Chairman	Non-Executive Director	Non-Executive Director
▪ Managing Partner of Four Points, a specialty investment group with $1.8B+ transaction experience ▪ Former Director / CEO of two tech startups ▪ B.S.E, Princeton University ▪ M.A., Harvard University ▪ Founding shareholder & Atomera director since 2001; Chairman since 2011	▪ 34 years of experience in the semiconductor industry ▪ Former Manager for Devices and Manufacturing for External R&D at TI ▪ Former COO of International SEMATECH ▪ B.S., University of Central Oklahoma ▪ M.S. / Ph.D., Texas Tech University ▪ Atomera director since 2011	▪ Extensive licensing and intellectual property experience ▪ Founder and Managing Partner of Stadheim & Grear, a leading patent and intellectual property licensing and enforcement practice ▪ B.A., University of Wisconsin ▪ J.D., University of Chicago ▪ Atomera Director since 2008

10

11 Capitalization Table Security Current Post - IPO Common Stock Outstanding (1) 1,617,313 1,837,495 Commons Stock Issuable on Conversion of Promissory Notes (2) 6,065,549 6,065,549 Options Outstanding (3) 538,014 538,014 Options Reserved for Future Issuance 75,312 2,296,005 Warrants Outstanding (4)(5) 398,965 638,965 Common Stock Issued in IPO (5) 2,400,000 Fully - diluted share total 8,695,153 13,776,028 Common Stock + in - the - money portion of derivatives (6) 8,061,396 10,681,578 Common Stock 7,682,862 10,303,044 Company Valuation @ $7.50/share $57,621,465 $77,272,830 (1) Increase reflects issuance of IPO bonus stock to be awarded to management (2) Reflects accrued interest through 3/31/15 (3) Post - IPO, options outstanding will have a weighted average strike price of approximately $6.98 (4) Post - IPO, warrants outstanding will have a weighted average strike price of approximately $5.12 (5) Does not include underwriter’s overallotment of shares (360,000 shares) and related warrants (which have 36,000 shares underlying them) (6) Assumes cashless conversion of in - the - money derivatives

Backup Slides 12

13 Background Founded 2001 by Dr. Robert Mears Nano - scale material science and engineering pioneer Co - Inventor of EDFA expanded bandwidth of optical cable; ≥ 1000x (mid - 1980s) CEO Scott Bibaud (EVP Division GM Broadcom, Altera) Formerly Mears Technologies, name change to Atomera in 2016 We develop and license semiconductor technologies (MST) and manufacturing solutions Portfolio of quantum engineered materials solutions for semiconductors, optical and solar applications Large foreign and domestic patent portfolio Currently focused on optimizing transistor performance in leading and lagging process nodes for foundries and IDMs Analog, logic, memory

Including foreign counterparts, we have > 110 granted patents, with further patents pending 24 18 7 2 1 2 0 5 10 15 20 25 30 MST CMOS Devices MST Core Method & Devices MST Optics Sensor Spin Other Our 54 US Patents 14 Patent Portfolio